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                     May 6, 2022

       Matteo Anversa
       EVP, Chief Financial Officer and Treasurer
       Gentherm Incorporated
       21680 Haggerty Road
       Northville Michigan 48167

                                                        Re: Gentherm
Incorporated
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 000-21810

       Dear Mr. Anversa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing